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                                                                   EXHIBIT 10.45

                      AGREEMENT AND MUTUAL GENERAL RELEASE

     This Agreement and Mutual General Release ("Agreement") is made and entered into this 5th day of March, 1997, by and between Pan American Bank, FSB, a federally chartered savings bank (the "Company"), and Robert Wilson, an individual ("Wilson"), with reference to the following:

                                    RECITALS

     A. Wilson has served as an executive officer of the Company, pursuant to that certain Employment Agreement between Wilson and the Company, dated May 1, 1994, including all schedules and exhibits thereto (collectively, the "Employment Agreement");

     B. Wilson and the Company have determined that it is in their respective mutual best interests: (i) to terminate the Employment Agreement, effective March 1, 1997 (the "Effective Date"); (ii) for each party to release the other and their respective directors, officers, employees, agents and assigns, as applicable (collectively, "agents and assigns"), from and against all claims and causes of action that either may have against the other or their respective agents and assigns relating to Wilson's service to the Company and the Company's obligations to Wilson under the Employment Agreement; and (iii) to provide that Wilson will serve as a consultant for the Company for a period of twelve (12) months from and after the Effective Date on the terms set forth in this Agreement.

     NOW, THEREFORE, IN CONSIDERATION OF the foregoing recitals, which are incorporated as an integral part of this Agreement, the mutual promises of the parties and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   AGREEMENT

     1. TERMINATION OF EMPLOYMENT AGREEMENT. The Employment Agreement shall be terminated as of the Effective Date, and all obligations of any party thereunder shall thereby be forever released and discharged. Upon termination of the Employment Agreement, Wilson shall be entitled to receive from the Company the sum of $112,500, less any amounts required to be deducted by the Company for federal and state taxes or other applicable requirements, which payment shall be made in twenty-four (24) equal bimonthly installments commencing March 15, 1997.

     2. STOCK OPTIONS. The parties hereto expressly acknowledge and agree that this Agreement constitutes a termination of Wilson's employment, but does not terminate the outstanding options to purchase 200 shares of Pan American Group, Inc. ("PAGI") common stock, at the price of $1,500 per share, which were previously granted to Wilson (the "Outstanding Options"). On the Effective Date, pursuant to Section 3.3(cc) of the PAGI 1994 Stock Option Plan, the Outstanding Options shall immediately vest and be amended to extend
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the period thereof so that the Outstanding Options shall be exercisable for three (3) years from and after the Effective Date. In addition, on the Effective Date, Wilson shall be granted nonqualified options to purchase 60 shares of common stock of PAGI, at the price of $2,500 per share (the "Options"). The Options shall immediately vest and shall be exercisable for three (3) years from and after the Effective Date.

     3. NEW CONSULTING TERMS. Beginning on the Effective Date and for a period of twelve (12) months thereafter (the "Term"), the Company shall hire the Wilson as a consultant at a salary of $37,500 per annum, payable in twenty-four
(24) equal bimonthly installments commencing March 15, 1997, consistent with the Company's general policies relating to the payment of consultants. As a consultant, Wilson shall make himself reasonably available to advise and assist the Company regarding, among related matters, the Company's mortgage lending programs and the Company's activities in the secondary mortgage market.

     4. NO OTHER BENEFITS. After the Effective Date except as provided herein, Wilson shall not be considered as having employee status or be entitled to participate in any plans, arrangements or distributions by Company pertaining to or in connection with any pension, stock, bond or profit sharing plan or any other fringe benefit for Company's regular employees, except that Wilson will have the rights to stock options set forth in Section 2 of this Agreement.

     5. INDEPENDENT CONTRACTOR STATUS. Wilson shall be retained by the Company as a consultant only for the purposes and to the extent set forth in this Agreement, and Wilson's relationship to the Company shall at all times during the Term shall be that of an independent contractor. Wilson and the Company acknowledge and agree that, during the Term, Wilson shall be free to dispose of such portion of Wilson's time, energy and skill, in such manner as Wilson sees fit, and to such person, firm or entity as Wilson deems advisable and that Wilson may seek to organize an independent mortgage company, or otherwise engage in business activities in addition to the duties to be performed for the Company hereunder; provided, however, that in connection with any such independent business activities, without the prior written consent of the Company (i) Wilson shall not employ or solicit for employment, directly or indirectly, the services of any employee of the Company or its affiliates, and
(ii) Wilson shall not use or disclose any nonpublic, confidential or proprietary information of the Company or its affiliates in any manner whatsoever. Wilson acknowledges that confidential or proprietary information of the Company or its affiliates is of substantial value to the Company's business and that disclosure or misuse of same may violate certain laws and could result in serious injury to the Company for which the remedy of damages would be inadequate, and that the remedies for any such breach would properly include injunctive relief.

     6. TAXES. Wilson acknowledges that no federal or California withholding taxes, FICA, SDI or other employee payroll taxes or deductions are made with respect to compensation paid to Wilson under the portion of this Agreement relating to Wilson's service as a consultant. Wilson is responsible for all such taxes, and agrees to report for federal and California income and Franchise tax purposes all such compensation, and to pay all taxes due thereon and to indemnify, defend and hold the Company harmless in the event that any claim is made against

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the Company, including but not limited to claims made by any taxing authority, by reason of Wilson's failure to properly pay any and all taxes which are due in relation to the services provided pursuant to this Agreement.

     7. MUTUAL GENERAL RELEASE. In further consideration of the promises and agreements made hereunder, Wilson agrees unconditionally and forever to release and discharge the Company and its respective agents and assigns, and the Company agrees unconditionally and forever to release and discharge Wilson and his respective agents and assigns, from any and all claims, actions, causes of action, demands, liabilities, rights or damages of any kind or nature which any of them may now have, or ever have, whether known or unknown, against the other, including any claims, causes of action or demands of any nature arising out of or in any way relating to Wilson's service to the Company and the Company's obligations to Wilson under the Employment Agreement.

     This release specifically includes, but is not limited to, any claims for discrimination and/or violation of any statutes, rules, regulations or ordinances, whether federal, state or local, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, age claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefits Protection Act of 1990, Section 1981 of Title 42 of the United States Code, and the California Fair Employment and Housing Act.

     The parties further agree knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.

     Wilson represents and agrees that, prior to the execution of this Agreement, Wilson has had the opportunity to discuss the terms of this Agreement with legal counsel of his choosing. Wilson affirms that no promise or inducement was made to cause him to enter into this Agreement, other than the severance and other benefits described herein. Wilson further confirms that he has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for his agreement.

     8. COOPERATION IN LITIGATION. Upon reasonable notice from the Company, during the Term and thereafter (but only so long as any matter based upon circumstances arising during the period of Wilson's employ by the Company or the Term is pending), Wilson shall make himself reasonably available to assist and otherwise cooperate with the Company in connection with any litigation matters involving the Company.

     9. ARBITRATION. Any and all disputes or claims arising out of or in any way related to this Agreement, including without limitation, fraud in the inducement of this Agreement, or

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relating to the general validity or enforceability of this Agreement, shall be submitted to final and binding arbitration before an arbitrator of the American Arbitration Association in San Mateo, California in accordance with the rules of that body governing commercial disputes, and the prevailing party shall be entitled to reasonable costs and attorneys' fees. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

     10. GOVERNING LAW. This Agreement shall be construed under the laws of the State of California, both procedural and substantive, except as may be required under federal laws and regulations applicable to federally chartered savings associations or their subsidiaries or affiliates.

     11. REVOCATION RIGHT. Wilson acknowledges that he has been advised that he has twenty-one (21) days to consider this Agreement and that he has been informed that he has the right to consult with counsel regarding this Agreement. To the extent that Wilson has taken less than twenty-one (21) days to consider this Agreement, Wilson acknowledges that he has had sufficient time to consider the Agreement and to consult with counsel and that he does not desire additional time. This Agreement is revocable by Wilson for a period of seven (7) days following Wilson's execution of this Agreement. The revocation by Wilson of this Agreement must be in writing, must specifically revoke this Agreement, and must be received by the Company prior to the eighth (8th) day following the execution of this Agreement by Wilson. This Agreement becomes effective, enforceable and irrevocable on the eighth (8th) day following Wilson's execution of the Agreement.

     12. MISCELLANEOUS. This Agreement sets forth the entire agreement between Wilson and the Company relating to the subject matter hereof and, except as expressly set forth herein, supersedes all prior oral or written agreements relating thereto, including, without limitation, the Employment Agreement. This Agreement shall be binding upon all parties' respective heirs, representatives, successors and assigns. Wilson may not assign or delegate his rights or responsibilities under this Agreement without the prior written consent of the Company. If any portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining paragraphs or subparagraphs of this Agreement. No amendments to this Agreement will be valid unless written and signed by Wilson and an authorized representative of the Company. This Agreement may be executed in one or more counterparts, all of which, taken together, shall

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constitute one original document.  The undersigned agree to the terms of this
Agreement and voluntarily enter into it with the intent to be bound thereby.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

WILSON:                             PAN AMERICAN BANK, FSB



/s/ ROBERT WILSON                   By: /s/ LAWRENCE J. GRILL
-------------------------------        ---------------------------------
Robert Wilson                       Lawrence J. Grill
                                    President and Chief Executive Officer

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